EXHIBIT 99.1

NEWS
RELEASE

2006-04

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL ANNOUNCES PAUL EISMAN NEW EXECUTIVE VICE PRESIDENT REFINING AND MARKETING OPERATIONS

HOUSTON, TEXAS, March 15, 2006 - Frontier Oil Corporation (NYSE: FTO) is pleased to announce that Paul Eisman has joined the Company as Executive Vice President - Refining and Marketing Operations. Mr. Eisman brings to Frontier an extensive background in petroleum refining, most recently as Vice President of Business Development for KBC Advanced Technologies, a UK-based consultancy to refining and process industries. Prior to joining KBC, Mr. Eisman worked for Valero Energy Corporation (and predecessor companies) for 24 years in senior management positions, most recently as Senior Vice President - Economics and Planning. Also at Valero, Mr. Eisman held the position of Senior Vice President of Refining and Commercial Operations, where he was generally responsible for the operations of Ultramar Diamond Shamrock’s six petroleum refineries and associated crude oil supply and marketing functions. In addition, he served as Plant Manager at Valero’s 175,000 bpd refinery in McKee, Texas. Mr. Eisman, 50, holds a Bachelor of Science degree in Chemical Engineering from Texas Tech University.

Frontier’s Chairman, President, and CEO, James Gibbs, commented, “We are excited to have Paul join our team and very much look forward to integrating his vast experience with our existing operations.”

Mr. Eisman will replace W. Reed Williams who is retiring at the end of this month. Mr. Williams has provided excellent leadership in Frontier’s Refining and Marketing organization during the past six years and has helped position the Company’s refineries to run lower-cost heavy and sour crude oil.

Gibbs continued, “We have very much enjoyed working with Reed for the last 6 years, his contribution will be missed, and we wish him the best in his retirement.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This news release includes forward-looking statements concerning the Company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.

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